Exhibit 99.5

Consent of Stifel, Nicolaus & Company, Incorporated

We hereby consent to (i) the inclusion of our opinion letter (the “Opinion”), dated February 3, 2015, to the Board of Directors of MaxLinear, Inc. (“MaxLinear”), as Annex B to the joint proxy statement/prospectus that forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of MaxLinear (the “Registration Statement”) to be distributed in connection with the MaxLinear special meeting relating to the proposed acquisition of Entropic Communications, Inc. (“Entropic”) by MaxLinear, and (ii) to the description of such Opinion and to the references in the Registration Statement to such Opinion and our firm under the headings “SUMMARY—Opinion of MaxLinear’s Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—MaxLinear Board of Directors’ Recommendation and Reasons for the Merger,” “THE MERGER—Opinion of MaxLinear’s Financial Advisor,” and “THE MERGER—Certain Unaudited Prospective Financial Information Reviewed by MaxLinear’s Board of Directors and MaxLinear’s Financial Advisor.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and any other use of the Opinion remains subject to the terms and conditions of our engagement letter with MaxLinear.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

/s/ Stifel, Nicolaus & Company, Incorporated

March 25, 2015